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                                                                     Exhibit 3.4

                        CERTIFICATE OF AMENDMENT OF THE
                        CERTIFICATE OF INCORPORATION OF
                       HORACE MANN EDUCATORS CORPORATION

HORACE MANN EDUCATORS CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify:

FIRST, that at a meeting of the Board of Directors of the Corporation held on 15 May 1996, a resolution was adopted setting forth a proposed Amendment to the Certificate of Incorporation of said Corporation and calling for submission for consideration of the Amendment to the Stockholders of said Corporation. The resolution setting forth the proposed Amendment is as follows:

RESOLVED that the agenda for the Annual Meeting of Stockholders shall consist of substitution of the following in place of Article Fourth of the Corporation's Certificate of Incorporation.

"FOURTH. The total number of shares which the corporation shall have authority to issue is seventy-six million (76,000,000), consisting of:

(a) 75,000,000 shares of common stock, par value $0.001 per share (the "Common Stock");

(b) 1,000,000 shares of Preferred Stock, par value $0.001 per share ("Preferred Stock"). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Corporation is hereby vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative participation, optional or other special rights, and qualifications, limitations or restrictions thereof, including without limitation the dividend rate, conversion or exchange rights, redemption price and liquidation preference, of any series of the Preferred Stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series."

SECOND, that the proposed amendment to the Certificate of Incorporation was submitted for consideration to the Stockholders at their Annual Meeting held on 11 September 1996 and the Stockholders did approve said amendment.

THIRD, that the aforesaid Amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said HORACE MANN EDUCATORS CORPORATION has caused this Certificate of Amendment of the Certificate of Incorporation to be signed by Paul J. Kardos, its President, and attested by Ann M. Caparros, its Corporate Secretary, this 20th day of September 1996.

                                            HORACE MANN EDUCATORS CORPORATION

ATTEST:                                     By:   /s/   Paul J. Kardos
                                                  -------------------------
                                                  Paul J. Kardos, President

By:  /s/     Ann M. Caparros
     ------------------------------------
     Ann M. Caparros, Corporate Secretary

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